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Exhibit 12.1



                       DONALDSON, LUFKIN & JENRETTE, INC.
          STATEMENT RECOMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             AND PREFERRED DIVIDENDS



                                                                                                               FOR THE QUATER
                                                         FOR THE YEARS ENDED                                       ENDED
                                       --------------------------------------------------------------------   ---------------

                                            1994             1995           1996         1997           1998          1999
Earnings:
  Income before provision for
    Income taxes                        $  205,000        $  298,500   $  473,800   $  661,100     $ 600,500    $  197,000

Add: Fixed Charges
    Interest (gross)                      2,116,655         2,699,769    2,865,800    4,012,209     4,501,242     1,061,204


     Interest factor in rents               18,565            22,064       25,515       29,351        38,517        11,610
                                       -----------        ----------   ----------   ----------     ---------    ----------

     Total fixed charges                 2,135,220         2,721,833    2,891,315    4,041,560     4,539,759     1,072,814

Add: Preferred dividends                    20,970            19,868       18,653       12,144        21,310         5,289

  Combined fixed charges and
    preferred dividends                  2,156,190         2,741,701    2,909,968    4,053,704     4,561,069     1,078,103

Earning before fixed charges
  and provision for income taxes      $  2,340,220       $ 3,020,333   $3,365,115   $4,702,660    $5,140,259    $1,269,814
                                      ============       ===========   ==========   ==========    ==========    ==========

Ratio of earning to fixed charges
  and preferred dividends                     1.09              1.10         1.16         1.16          1.13          1.18
                                      ============       ===========   ==========   ==========    ==========    ==========

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